EXHIBIT 99.1

March 23, 2012

Board of Directors

Lam Research Corporation

Fremont, CA 94538

Re:	Amendment No. 2 to Registration Statement on Form S-4 of Lam Research Corporation, filed March 23, 2012 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated December 14, 2011 (“Opinion Letter”), with respect to the fairness from a financial point of view to Lam Research Corporation (the “Company”) of the exchange ratio of 1.125 shares of common stock, par value $0.001 per share, of the Company to be issued in exchange for each share of common stock, no par value per share, of Novellus Systems, Inc. (“Novellus”) pursuant to the Agreement and Plan of Merger, dated as of December 14, 2011, by and among the Company, BLMS Inc., a wholly-owned subsidiary of the Company, and Novellus.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the Registration Statement.

In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Opinion of Lam Research’s Financial Advisor,” “Background of the Merger” and “Lam Research’s Reasons for the Merger; Recommendation of the Lam Research Board of Directors” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.
(GOLDMAN, SACHS & CO.)